NEWS RELEASE

FOR IMMEDIATE RELEASE

February 21, 2011

CAPITOL FEDERAL FINANCIAL, INC. ANNOUNCES

ANNUAL MEETING PRESENTATION AVAILABLE ON WEBSITE

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) will have available on its website, www.capfed.com, at 10:00 a.m. central time on February 22, 2011, the slide presentation for its annual meeting of stockholders being held at that same time.

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 46 branch locations in Kansas and Missouri and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President, Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com